Exhibit 99.2

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
(212) 930-9400
News Release	investors@istarfinancial.com

COMPANY CONTACTS	[NYSE: SFI]

David M. DiStaso	Jason Fooks
Chief Financial Officer	Investor Relations

iStar Financial Completes Sale of LNR

NEW YORK — April 22, 2013 — iStar Financial Inc. (NYSE: SFI) announced today that it has completed the sale of its 24% equity interest in LNR Property LLC (“LNR”) and received $220 million in net proceeds. The sale was part of a larger transaction whereby the Company and LNR’s other co-owners sold 100% of LNR to Starwood Property Trust Inc. and investment firm Starwood Capital Group for an aggregate purchase price of $1.05 billion.

The Company said that it intends to utilize the net proceeds from the sale of LNR to grow its investment originations activity.

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iStar Financial Inc. (NYSE: SFI) is a fully-integrated finance and investment company focused on the commercial real estate industry. The Company provides custom-tailored investment capital to high-end private and corporate owners of real estate and invests directly across a range of real estate sectors. The Company, which is taxed as a real estate investment trust (“REIT”), has invested more than $35 billion over the past two decades. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.

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